Exhibit A(6) - Certificate of Amendment to Certificate of Formation

State of Delaware Secretary of State Division of Corporations Delivered 06:44 PM 04/25/2011 FILED 06:30 PM 04/25/2011 SRV 110452125 - 0662812 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF FORMATION

Pursuant to Section 18-202 of the Delaware Limited Liability Company Act

FIRST:	The name of the limited liability company is Nuveen Investments, LLC.

SECOND:	The Certificate of Formation of the limited liability company was filed on December 30, 2002 with an effective date of December 31, 2002.

THIRD:	The Certificate of Formation of the limited liability company is hereby amended as follows:

Section 1 of the Certificate of Formation is amended in its entirety to read as follows:

"l. Name. The name of the limited liability company is Nuveen Securities, LLC (the "Company")."

FOURTH:	This Certificate of Amendment shall be effective at 12:00 p.m., Eastern Standard Time, on April 30, 2011.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 25th day of April, 2011.

By: /s/ Larry W. Martin
Name: Larry W. Martin
An Authorized Person